Exhibit 23.1

                         Consent of Independent Auditors


We consent to the incorporation by reference into the Registration Statement (Form S-8, No. 333-XXXXX) pertaining to the Reliv International, Inc. 2003 Stock Option Plan of our reports (a) dated March 10, 2003 with respect to the consolidated financial statements and schedule of Reliv International, inc., included in its Annual Report (Form 10-K) and (b) dated April 18, 2003, with respect to the financial statements and schedule of the Reliv International, Inc. 401(k) Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                     /s/ Ernst & Young, LLP


St. Louis, Missouri
August 8, 2003